                                                                    EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES COMPUTATION


                                               SIX MONTHS
                                                  ENDED                            YEARS ENDED DECEMBER 31,
                                                 JUNE 30,     ----------------------------------------------------------------
                                                  2002          2001           2000         1999           1998        1997
                                                ---------     ---------     ---------     ---------     ---------    ---------
                                                                      (in thousands, except ratios)
NET INCOME (LOSS):
Net income (loss) before income taxes
  and minority interest                         $   8,024     $ 154,613     $  94,741     $ (83,511)    $ 197,724    $ 245,470

Portion of rents representative
  of interest expense                               2,193         7,629         6,617         5,767         2,005        1,237
Interest on indebtedness, including
  amortization of deferred loan costs              64,380       116,785       104,528        68,973        47,943       36,368
Amortization of capitalized interest                1,700         3,090         2,962         1,778           504          128
Minority interest in pre-tax income of
  subsidiaries that have not incurred
  fixed charges                                      (433)       (2,014)         (955)       (3,976)           60            0
                                                ---------     ---------     ---------     ---------     ---------    ---------
    Net income (loss) as adjusted               $  75,864     $ 280,103     $ 207,893     $ (10,969)    $ 248,236    $ 283,203
                                                =========     =========     =========     =========     =========    =========

FIXED CHARGES:

Portion of rents representative of the
  interest factor                               $   2,193     $   7,629     $   6,617     $   5,767     $   2,005    $   1,237
Interest on indebtedness, including
  amortization of deferred loan costs              64,380       116,785       104,528        68,973        47,943       36,368
Capitalized interest                                1,305        19,032        11,200        33,210        16,293        5,699
                                                ---------     ---------     ---------     ---------     ---------    ---------
    Total fixed charges                         $  67,878     $ 143,446     $ 122,345     $ 107,950     $  66,241    $  43,304
                                                =========     =========     =========     =========     =========    =========

    RATIO OF EARNINGS TO FIXED CHARGES               1.1x          2.0x          1.7x            --          3.7x         6.5x
                                                =========     =========     =========     =========     =========    =========



For the year ended December 31, 1999, earnings were inadequate to cover fixed charges by $118.9 million.